Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
November 21, 2017

Farmers and Merchants Bancshares, Inc.	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, Ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.39 PER SHARE

HAMPSTEAD, MARYLAND (November 21, 2017) –Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, announced that on November 20, 2017 the Board of Directors declared a $.39 per share cash dividend payable on December 22, 2017 to shareholders of record on December 6, 2017. The $.39 per share dividend is a $.02 increase over the $.37 per share dividend paid in July of this year. The semi-annual dividend has increased sixteen consecutive times, starting with the June 2010 dividend. The combined 2017 dividend of $.76 per share represents a 2.7% yield on the current market value of $28.55 per share and represents an 8.6% increase over the $.70 per share dividend paid in 2016. The annual dividend has increased by at least $.05 per share for five consecutive years.

Please visit the investor relations section of the Bank’s website, www.fmb1919.com. It includes press releases, financial information, stock information, peer analysis, and information about Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. was formed in August of 2016 to operate as a bank holding company with Farmers and Merchants Bank as its wholly-owned subsidiary. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating over 98 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 140 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with six additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown and Westminster. Shares of Farmers and Merchants Bancshares, Inc. common stock are traded through the Over-The-Counter Bulletin Board under the symbol “FMFG.OB”